Exhibit 14

                   Code of Conduct for the Board of Directors
                        of TELECOM COMMUNICATIONS, INC.

The members of the Board of Directors of TELECOM COMMUNICATIONS, INC. acknowledge and accept the scope and extent of our duties as directors. We have a responsibility to carry out our duties in an honest and businesslike manner and within the scope of our authority, as set forth in the General Corporation Laws of the State of Delaware and in the Certificate of Incorporation and By-Laws of TELECOM COMMUNICATIONS, INC. We are entrusted with and responsible for the oversight of the assets and business affairs of TELECOM COMMUNICATIONS, INC. in an honest, fair, diligent and ethical manner. As Directors we must act within the bounds of the authority conferred upon us and with the duty to make and enact informed decisions and policies in the best interests of TELECOM COMMUNICATIONS, INC.and its shareholders. The Board of Directors has adopted the following Code of Conduct and our Directors are expected to adhere to the standards of loyalty, good faith, and the avoidance of conflict of interest that follow:

Board Members will:

     o Act in the best interests of, and fulfill their fiduciary obligations to shareholders;

     o    Act honestly, fairly, ethically and with integrity;

     o    Conduct themselves in a professional, courteous and respectful manner;

     o    Comply with all applicable laws, rules and regulations;

     o Act in good faith, responsibly, with due care, competence and diligence, without allowing their independent judgment to be subordinated;

     o Act in a manner to enhance and maintain the reputation of TELECOM COMMUNICATIONS, INC.

     o Disclose potential conflicts of interest that they may have regarding any matters that may come before the Board, and abstain from discussion and voting on any matter in which the Director has or may have a conflict of interest;

     o Make available to and share with fellow Directors information as may be appropriate to ensure proper conduct and sound operation of the Company and its Board of Directors;

     o Respect the confidentiality of information relating to the affairs of the Company acquired in the course of their service as Directors, except when authorized or legally required to disclose such information; and

     o Not use confidential information acquired in the course of their service as Directors for their personal advantage.

A Director who has concerns regarding compliance with this Code should raise those concerns with the Chairman of the Board and the Chair of the Governance Committee, who will determine what action shall be taken to deal with the concern. In the extremely unlikely event that a waiver of this Code for a Director would be in the best interest of the Company, it must be approved by the Governance Committee.


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Directors will annually sign a confirmation that they have read and will comply with this Code.

Approved:

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                  Code of Ethics for Senior Financial Officers

This code of ethics for Senior Financial Officers has been adopted by the Board of Directors of TELECOM COMMUNICATIONS, INC. ("the Company") to promote honest and ethical conduct, proper disclosure of financial information in the Company's reports, and compliance with applicable laws, rules and regulations by the Company's senior officers who have financial responsibilities.

Applicability

As used in this code, the term Senior Financial Officer means the Corporation's Chief Executive Officer, Chief Financial Officer and Controller.

Principles and Practices

In performing his or her duties, each of the Senior Financial Officers must:

1. Maintain high standards of honest and ethical conduct and avid any actual or apparent conflict of interest.

2. Report to the Audit Committee of the Board of Directors any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict,

3. Provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other regulatory organizations, State and Federal, and in other public communications.

4. Comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, regulations and

5. Promptly report violations to the appropriate committee of the Board of Directors.

6. Senior Financial Officers must also comply with the Code of Ethics and Standards of Conduct applicable to the Corporation's Directors, officers and employees generally.

Waiver

Any request for a waiver of any provision of this code must be in writing and addressed to the Audit Committee. Waivers of the Senior Financial Officers code of conduct in registered public companies must be reported on Form 8-K to the Securities and Exchange Commission.]


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                         Compliance and Accountability

The Audit Committee will assess compliance with this code, report material violations to the Board of Directors and recommend to the Board appropriate action.

Approved:

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